(612) 340-5555

                                January 9, 1997

                                                                     EXHIBIT 5.1

SAC Technologies Inc.
4444 West 76th Street
Suite 600
Edina, Minnesota 55435

     RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

         We have acted on behalf of SAC Technologies, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form SB-2, File No. 333-16451, (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to (i) 1,100,000 shares of common stock, $.01 par value, the ("Shares"), (ii) an underwriter's warrant to purchase 110,000 shares of common stock (the "Underwriter's Warrant"), and (iii) an aggregate 110,000 shares of the common stock issuable upon exercise of the Underwriter's Warrant (the "Underwriter's Warrant Shares"), all of which are to be issued by the Company. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares, Underwriter's Warrant and the Underwriter's Warrant Shares, when issued and sold as contemplated in the Regisstration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  DOHERTY RUMBLE & BUTLER
                                  PROFESSIONAL ASSOCIATION

                                  /s/ Stephen E. Smith
                                  Stephen E. Smith